Exhibit (a)(1)(A)

HIGHPEAK ENERGY PARTNERS II, LP

OFFERS TO PURCHASE

UP TO 20,700,000 PUBLIC WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

OF

PURE ACQUISITION CORP.

AT A PURCHASE PRICE OF $1.00 IN CASH PER PUBLIC WARRANT

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW PUBLIC WARRANTS THAT YOU TENDER WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON OCTOBER 10, 2019, UNLESS THE OFFER PERIOD IS EXTENDED. THE OFFEROR MAY EXTEND THE OFFER PERIOD AT ANY TIME.

HighPeak Energy Partners II, LP (the “HPEP II,” the “Offeror,” “we,” “us,” or “our”), a Delaware limited partnership, hereby offers to purchase up to 20,700,000 outstanding warrants (the “Public Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Pure Acquisition Corp., a Delaware corporation (the “Company”), each of which was sold as part of the units issued in the Company’s initial public offering pursuant to a prospectus dated April 16, 2018 (the “IPO Prospectus”), at a purchase price of $1.00 in cash per Public Warrant. The Offeror is making an offer, upon the terms and conditions in this Offer to Purchase (“Offer to Purchase”) and the related Letter of Transmittal (together with the Offer to Purchase, the “Offer”). The “Offer Period” is the period commencing on September 12, 2019 and ending at 11:59 p.m., Eastern Time, on October 10, 2019, or such later date to which the Offeror may extend the Offer (the “Expiration Date”).

The Public Warrants are listed on The Nasdaq Capital Market (the “Nasdaq”) under the symbol PACQW. On September 11, 2019, the last reported sales price of the Public Warrants was $1.05. Holders of Public Warrants should obtain current market quotations for the Public Warrants before deciding whether to tender their Public Warrants pursuant to the Offer.

The Offer relates to the Public Warrants, each of which trades through the Depository Trust Company. Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer. As of September 12, 2019, there were 20,700,000 Public Warrants outstanding.

The Offer is not conditioned on any minimum number of Public Warrants tendered.

You may tender some or all of your Public Warrants on these terms.

If you elect to tender Public Warrants in response to the Offer, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal. If you wish to exercise your Public Warrants in accordance with their terms, please follow the instructions for exercise included in the Public Warrants.

If you tender Public Warrants, you may withdraw your tendered Public Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

See “The Offer, Section 11. Risk Factors” for a discussion of information that you should consider before tendering Public Warrants in the Offer.

The Offer will commence on September 12, 2019 and end on the Expiration Date.

A detailed discussion of the Offer is contained in this Offer to Purchase. We may amend or terminate the Offer at any time with requisite notice, as further described in this Offer to Purchase. Holders of Public Warrants are strongly encouraged to read this entire package of materials, and the publicly filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer before making a decision regarding the Offer.

NONE OF HPEP II, CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (“CST” OR THE “DEPOSITARY”), OR MORROW SODALI LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER PUBLIC WARRANTS. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PUBLIC WARRANTS.

NO LATER THAN TEN BUSINESS DAYS FROM THE DATE OF THIS OFFER TO PURCHASE, THE COMPANY IS REQUIRED BY LAW TO PUBLISH, SEND OR GIVE TO YOU A STATEMENT DISCLOSING WHETHER ITS BOARD OF DIRECTORS EITHER RECOMMENDS ACCEPTANCE OR REJECTION OF THE OFFER, EXPRESSES NO OPINION AND REMAINS NEUTRAL TOWARD THE OFFER OR IS UNABLE TO TAKE A POSITION WITH RESPECT TO THE OFFER. YOU SHOULD CAREFULLY READ THE INFORMATION SET FORTH IN THAT STATEMENT BEFORE YOU TENDER YOUR PUBLIC WARRANTS IN THE OFFER.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

September 12, 2019

IMPORTANT PROCEDURES

If you want to tender some or all of your Public Warrants, you must do one of the following before the Expiration Date:

●

if your Public Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Public Warrants for you, which typically can be done electronically;

●

if you hold Public Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Public Warrants and any other documents required by the Letter of Transmittal, to CST; or

●

if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer to Purchase, tender your Public Warrants according to the procedure for book-entry transfer described under “The Offer, Section 2. Procedure for Tendering Public Warrants.”

●

If you are the holder of units of the Company (“Units”), which are comprised of one half of one Public Warrant and one share of Class A Common Stock, you must separate the Public Warrants from the Units prior to tendering your Public Warrants pursuant to the Offer. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to do so or, if you hold Units registered in your own name, you must contact the Depositary directly and instruct it to do so. If you fail to cause your Public Warrants to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Public Warrants prior to the expiration of the Offer.

If you want to tender your Public Warrants, but:

●	your certificates for the Public Warrants are not immediately available or cannot be delivered to the Depositary; or

●	you cannot comply with the procedure for book-entry transfer; or

●	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Public Warrants if you comply with the guaranteed delivery procedure described under “The Offer, Section 2. Procedure for Tendering Public Warrants.”

TO TENDER YOUR PUBLIC WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

PUBLIC WARRANTS NOT TENDERED FOR PURCHASE WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON THE FIFTH ANNIVERSARY OF THE COMPANY’S COMPLETION OF AN INITIAL BUSINESS COMBINATION, OR EARLIER UPON REDEMPTION OR LIQUIDATION PURSUANT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

THE OFFER RELATES TO THE PUBLIC WARRANTS, EACH OF WHICH TRADES THROUGH DTC. ANY AND ALL OUTSTANDING PUBLIC WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF SEPTEMBER 12, 2019, THERE WERE 20,700,000 PUBLIC WARRANTS OUTSTANDING.

TABLE OF CONTENTS

Page

SUMMARY	1

THE OFFER	7

1. GENERAL TERMS	7

2. PROCEDURE FOR TENDERING PUBLIC WARRANTS.	8

3. WITHDRAWAL RIGHTS	10

4. PURCHASE OF PUBLIC WARRANTS AND PAYMENT OF PURCHASE PRICE	11

5. BACKGROUND AND PURPOSE OF THE OFFER	12

6. PRICE RANGE OF PUBLIC WARRANTS	14

7. SOURCE AND AMOUNT OF FUNDS	14

8. TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES	14

9. CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS	15

10. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	16

11. RISK FACTORS	19

12. THE DEPOSITARY AND THE INFORMATION AGENT	19

13. FEES AND EXPENSES	20

14. ADDITIONAL INFORMATION; MISCELLANEOUS	20

We are not making the Offer to, and will not accept any tendered Public Warrants from, holders of Public Warrants in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of Public Warrants in any such jurisdiction.

You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent for the Offer. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Public Warrants in the Offer. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Purchase.

SUMMARY

Unless otherwise stated in this Offer to Purchase, references to “we,” “our,” “us,” the “Offeror” or “HPEP II” refer to HighPeak Energy Partners II, LP. References to the “Company” refer to Pure Acquisition Corp. You should also carefully consider the information provided under the heading “Risk Factors” beginning on page 16.

The Company

Pure Acquisition Corp., a Delaware corporation. The Company’s principal executive offices are located at 421 W. 3rd Street, Suite 1000, Fort Worth, TX 76102. The Company’s telephone number is (817) 850-9200.

The Offeror

HighPeak Energy Partners II, LP, a Delaware limited partnership. Our principal executive offices are located at 421 W. 3rd Street, Suite 1000, Fort Worth, TX 76102. Our telephone number is (817) 850-9200.

The Public Warrants

As of September 12, 2019, the Company had 20,700,000 Public Warrants outstanding. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock for a purchase price of $11.50. By their terms, the Public Warrants will expire on the fifth anniversary of the Company’s completion of an initial business combination, or earlier upon redemption or liquidation pursuant to their terms. The Offer relates to the Public Warrants, each of which trades through the Depository Trust Company.

Market Price of the Public Warrants	The Public Warrants are listed on the Nasdaq under the symbol PACQW. On September 11, 2019, the last reported sales price for the Public Warrants was $1.05.

The Offer

The Offer is to permit holders of Public Warrants to tender any and all outstanding Public Warrants for a purchase price of $1.00 in cash for each Public Warrant tendered. See “The Offer, Section 1. General Terms.”

Reasons for the Offer

The Offer is being made to all holders of Public Warrants. The purpose of the Offer is to comply with provisions of a letter agreement entered into between the Company and HighPeak Pure Acquisition, LLC, a Delaware limited liability company (the “Sponsor”) in connection with the IPO, which contemplated that the Sponsor would conduct or cause an affiliate to conduct the Offer in the event an amendment to the Company’s amended and restated certificate of incorporation was proposed that would affect the substance or timing of the Company’s obligation to redeem 100% of the Class A Common Stock if the Company does not complete a business combination within 18 months from the closing of the IPO. The Sponsor agreed to the Offer recognizing holders of Public Warrants might not wish to continue to hold Public Warrants in the case of such proposed amendment. See “The Offer, Section 5.C. Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of Offer

11:59 p.m., Eastern Time, on October 10, 2019, or such later date to which we may extend the Offer. Except as may be extended, there will be no subsequent offering period for the Offer. All Public Warrants and related paperwork must be received by the Depositary by this time, as instructed herein. See “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights

If you tender your Public Warrants and change your mind, you may withdraw your tendered Public Warrants at any time until the Expiration Date, as described in greater detail under “The Offer, Section 3. Withdrawal Rights.”

Participation by Executive Officers and Directors	None of the Company’s Executive Officers or Directors holds Public Warrants.

For more information, see “The Offer, Section 5.D. Background and Purpose of the Offer—Interests of Directors and Executive Officers.”

Conditions of the Offer

We will not accept for payment, purchase or pay for any Public Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Public Warrants tendered, subject to the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if:

●

At any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Public Warrants pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

The foregoing is for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See “The Offer, Section 10. Conditions; Termination; Waivers; Extensions; Amendments.”

No Recommendations

None of HPEP II, the Depositary or the Information Agent makes any recommendation as to whether to tender Public Warrants. You must make your own decision as to whether to tender some or all of your Public Warrants. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Public Warrants in the Offer. See “The Offer, Section 1.C. General Terms—No Recommendation; Holder’s Own Decision.”

How to Tender Public Warrants	To tender your Public Warrants, you must complete the actions described herein under “The Offer, Section 2. Procedure for Tendering Public Warrants” before the Offer expires.

Questions or Assistance

Please direct questions or requests for assistance, or for additional copies of this Offer to Purchase, Letter of Transmittal or other materials to the Information Agent. The contact information for the Information Agent is located on the back cover of this Offer to Purchase.

QUESTIONS AND ANSWERS

Who is offering to purchase the Public Warrants?

HPEP II is making an offer to buy your Public Warrants.

What is the background and purpose of the Offer?

The Company was incorporated on November 13, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses.

On April 17, 2018, the Company consummated its initial public offering (“IPO”) of 41,400,000 units, which are comprised of one share of Class A Common Stock and one half of one Public Warrant. In connection with the IPO, the Sponsor committed to offer or cause an affiliate to offer to purchase at $1.00 per Public Warrant all Public Warrants tendered by holders of the Public Warrants in the event an amendment to the Company’s amended and restated certificate of incorporation was proposed that would affect the substance or timing of the Company’s obligation to redeem 100% of the Class A Common Stock if the Company does not complete a business combination within 18 months from the closing of the IPO. The Company filed a proxy statement related to such proposed amendment on September 10, 2019.

What will happen if I do not tender my Warrants?

If you do not tender your Public Warrants, the Public Warrants will become exercisable 30 days after the consummation of an initial business combination of the Company for a period of five years thereafter. Alternatively, if the Company does not complete an initial business combination, the Public Warrants will expire at the end of such period. We will also conduct a tender offer to purchase the Public Warrants not purchased in the Offer at such time that the Company announces that it has entered into an agreement to consummate an initial business combination. Further, if the Company is unable to complete a business combination CST will be authorized to transfer $1.00 per whole Public Warrant to each holder of Public Warrants pursuant to an escrow agreement with the Sponsor.

How many Warrants are the Purchasers offering to purchase?

The Offeror is offering to purchase all 20,700,000 of the Public Warrants sold as part of the Units.

What will be the Purchase Price for the Public Warrants and what will be the form of payment?

The purchase price for the Offer is $1.00 per Public Warrant, in cash, without interest. If you properly tender your Public Warrants in the Offer and the Offer is not terminated, we will pay you the purchase price of $1.00 per Public Warrant promptly after the Expiration Date. Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

Are Class A Common Stock or Units included in the Offer?

No. The Offer is only for Public Warrants. You may not tender Class A Common Stock or Units (each Unit consisting of a share of Common Stock and one half of one Public Warrant). If you wish to tender Public Warrants included in such Units, you must first separate the Public Warrants from the Units prior to tendering your Public Warrants pursuant to the Offer. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to do so, or if you hold Units registered in your own name, you must contact Continental, the Company’s transfer agent, directly and instruct them to do so. If you fail to cause your Public Warrants to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Public Warrants prior to the Expiration Date. We will also conduct a tender offer to purchase the Public Warrants not purchased in the Offer at such time that the Company announces that it has entered into an agreement to consummate an initial business combination. Further, if the Company is unable to complete a business combination CST will be authorized to transfer $1.00 per whole Public Warrant to each holder of Public Warrants pursuant to an escrow agreement with the Sponsor.

How will the Purchasers pay for the Public Warrants?

We will pay the Purchase Price for the Public Warrants by using the $20,700,000 initially deposited by an affiliate of Sponsor into an escrow account with CST as escrow agent. These funds were initially deposited by an affiliate of the Sponsor in connection with the IPO. At any time, we may substitute a letter of credit from a financially capable bank in good standing in lieu of cash or cash in lieu of a letter of credit.

How long do I have to tender my Public Warrants?

You may tender your Public Warrants pursuant to the Offer until the Offer expires. The Offer will expire at 11:59 p.m., Eastern Time, at the end of the day on October 10, 2019, or such later time and date to which we may extend the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Warrants, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf. We urge you to contact your nominee to find out the nominee’s deadline.

Can the Offer be extended, amended or terminated?

We may elect to extend or amend the Offer for any reason. If we extend the Offer, we will delay the acceptance of any Public Warrants that have been tendered pursuant to the Offer prior to such extension. We can also terminate the Offer under certain circumstances.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment.

How do I tender my Warrants?

If you desire to tender all or any portion of your Warrants prior to the Expiration Date, you must do one of the following:

●

if your Public Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Public Warrants for you, which typically can be done electronically;

●

if you hold Public Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Public Warrants and any other documents required by the Letter of Transmittal, to CST; or

●

if you are an institution participating in DTC, called the “book-entry transfer facility” in this Offer to Purchase, tender your Public Warrants according to the procedure for book-entry transfer described under “The Offer, Section 2. Procedure for Tendering Public Warrants.”

●

If you are the holder of Units, you must separate the Public Warrants from the Units prior to tendering your Public Warrants pursuant to the Offer. If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to do so or, if you hold Units registered in your own name, you must contact the Depositary directly and instruct it to do so. If you fail to cause your Public Warrants to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Public Warrants prior to the expiration of the Offer. We will also conduct a tender offer to purchase the Public Warrants not purchased in the Offer at such time that the Company announces that it has entered into an agreement to consummate an initial business combination. Further, if the Company is unable to complete a business combination CST will be authorized to transfer $1.00 per whole Public Warrant to each holder of Public Warrants pursuant to an escrow agreement with the Sponsor.

Until what time can I withdraw previously tendered Public Warrants?

You may withdraw your tendered Public Warrants at any time before the Expiration Date and, unless theretofore accepted for payment by us pursuant to the Offer, you may also withdraw your tendered Public Warrants at any time after February 21, 2020.

How do I withdraw Public Warrants previously tendered?

If you hold Pubic Warrants registered in your own name you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Public Warrants to be withdrawn and the name of the registered holder of such Public Warrants. Some additional requirements apply if the Public Warrants to be withdrawn have been delivered to the Depositary or if your Public Warrants have been tendered under the procedure for book-entry transfer set forth in “The Offer – Section 2. Procedures for Tendering Public Warrants.” If your Public Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to withdraw your Public Warrants. It is possible they have an earlier deadline for you to act to instruct them to withdraw Public Warrants on your behalf.

Has the Company or its board of directors adopted a position on the Offer?

None of the Offeror, the Information Agent, or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your Public Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Public Warrants and, if so, how many Public Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and the related Letter of Transmittal. No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Public Warrants in the Offer. You should discuss whether to tender your Public Warrants with your own broker or other financial advisor, if any.

Will the Offeror, or any of the Company’s directors and executive officers tender Public Warrants in the Offer?

None of HPEP II, nor the Company’s directors or executive officers own Public Warrants.

What is the recent market price for the Public Warrants?

On September 11, 2019, the most recent practicable date prior to the date of this Offer to Purchase, the closing price of the Public Warrants reported on the Nasdaq was $1.05 per Public Warrant. You are urged to obtain current market quotations for the Public Warrants before deciding whether to tender your Public Warrants.

Will I have to pay brokerage fees and commissions if I tender my Public Warrants?

If you are a registered Public Warrant holder and you tender your Public Warrants directly to the Depositary, you will not incur any brokerage fees or commissions.

If you hold your Public Warrants through a broker, dealer, commercial bank, trust company or other nominee and such nominee will tender Public Warrants on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your nominee to determine whether any charges will apply.

What are the U.S. federal income tax consequences if I tender my Warrants?

The receipt of cash for your tendered Public Warrants generally will be treated for U.S. federal income tax purposes as a taxable sale of the Public Warrants so tendered. See “The Offer – Section 10. Material U.S. Federal Income Tax Consequences.”

Whom do I contact if I have questions about the Offer?

For additional information or assistance and to request additional copies of this Offer to Purchase and the Letter of Transmittal and other Offer documents, you may contact Morrow Sodali LLC, the Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 11 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer to Purchase in its entirety and review the documents referred to in Sections 8 and 14.

1.     GENERAL TERMS

The Offer is to permit holders of Public Warrants to tender any and all outstanding Public Warrants for a purchase price of $1.00 in cash per Public Warrant tendered. A holder may tender as few or as many Public Warrants as the holder elects.

You may tender some or all of your Public Warrants on these terms. The Offer relates to the Public Warrants, each of which trades through DTC. Any and all outstanding Public Warrants are eligible to be tendered pursuant to the Offer. As of September 12, 2019, there were 20,700,000 Public Warrants outstanding.

If you elect to tender Public Warrants in response to the Offer, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal.

If you tender Public Warrants, you may withdraw your tendered Public Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

A. Period of Offer

The Offer will only be open for a period beginning on September 12, 2019 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. We will also conduct a tender offer to purchase the Public Warrants not purchased in the Offer at such time that the Company announces that it has entered into an agreement to consummate an initial business combination. Further, if the Company is unable to complete a business combination CST will be authorized to transfer $1.00 per whole Public Warrant to each holder of Public Warrants pursuant to an escrow agreement with the Sponsor.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Public Warrants pursuant to the terms of the Offer. The Offer is not conditioned on any minimum number of Public Warrants being tendered.

C. No Recommendation; Holder’s Own Decision

NONE OF HPEP II, THE DEPOSITARY OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER PUBLIC WARRANTS. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PUBLIC WARRANTS.

No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Public Warrants in the Offer.

D. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date of the Offer.

2.     PROCEDURE FOR TENDERING PUBLIC WARRANTS

A. Proper Tender of Public Warrants

The Offer is available only for outstanding Public Warrants. The Company has outstanding Units, each consisting of one share of Class A Common Stock and one half of one Public Warrant. The Units were issued pursuant to the IPO Prospectus. You may tender Public Warrants that are included in Units, but to do so you must first separate such Public Warrants from the Units prior to tendering such Public Warrants.

If you hold Units registered in your own name, you must deliver the certificate for such Units to CST, the Company’s transfer agent, with written instructions to separate such Units into shares of Class A Common Stock and Public Warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the Public Warrant certificates back to you so that you may then tender into the Offer the certificates received upon the separation of the Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Public Warrants from the Units. Your nominee must send written instructions by facsimile to the Depositary. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using Depository Trust Company’s (“DTC”) deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Common Stock and Public Warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit your nominee to tender into the Offer the Public Warrants received upon the separation of the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Warrants to be separated in a timely manner before the Offer expires, you will not be able to validly tender such Public Warrants prior to the Expiration Date.

Once separation is executed, to validly tender Public Warrants pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Public Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Public Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Public Warrants tendered; and (iii) set forth the number of the Public Warrant certificate(s) representing such Public Warrants.

Where Public Warrants are tendered by a registered holder of the Public Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

If the Public Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Public Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Public Warrants, with the signature(s) on the Public Warrants or instruments of assignment guaranteed.

A tender of Public Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND PUBLIC WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Public Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Public Warrants by causing DTC to transfer such Public Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Public Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message (as defined below), and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Public Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Public Warrants into the Depositary’s account at DTC.

PUBLIC WARRANTS HELD IN STREET NAME. If Public Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Public Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Public Warrants on your behalf.

Unless the Public Warrants being tendered are delivered to the Depositary by 11:59 p.m., Eastern Time, on October 10, 2019 (the Expiration Date) accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Payment upon tender of Public Warrants will be made only against the valid tender of Public Warrants.

GUARANTEED DELIVERY. If you want to tender your Public Warrants pursuant to the Offer, but (i) your Public Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Public Warrants, if all of the following conditions are met:

(a) the tender is made by or through an Eligible Institution;

(b) the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase (with signatures guaranteed by an Eligible Institution); and

(c) the Depositary receives, within two Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery;

(1) the certificates for all tendered Public Warrants, or confirmation of receipt of the Public Warrants pursuant to the procedure for book-entry transfer as described above; and

(2) a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. In any event, the payment for Public Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Public Warrants, properly completed and duly executed Letter(s) of Transmittal and any other required documents.

B. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tenders of Public Warrants will be determined by the Offeror, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Offeror reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Public Warrants that it determines are not in proper form or reject tenders of Public Warrants that may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Public Warrants. Neither the Offeror nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

C. Tender Constitutes an Agreement

A tender of Public Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Public Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Public Warrant holder is voluntarily participating in the Offer; (iii) the future value of the Public Warrants is unknown and cannot be predicted with certainty; (iv) such Public Warrant holder has read this Offer to Purchase; (v) such Public Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Public Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Public Warrant holder’s tender of Public Warrants or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Public Warrants, such Public Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Public Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Public Warrant holder. Our acceptance for payment of Public Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Public Warrant holder and us upon the terms and subject to certain conditions of the Offer.

D. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Public Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Public Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Public Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.     WITHDRAWAL RIGHTS

Tenders of Public Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Offeror extends the period of time during which the Offer is open for any reason, then, without prejudice to the Offeror’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Offeror may retain all Public Warrants tendered and tenders of such Public Warrants may not be rescinded, except as otherwise provided in this Section 3.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer to Purchase. Any notice of withdrawal must specify the name of the holder who tendered the Public Warrants for which tenders are to be withdrawn and the number of Public Warrants to be withdrawn. If the Public Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Public Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Public Warrant holder) and the serial numbers shown on the particular certificates evidencing the Public Warrants to be withdrawn. Withdrawal may not be cancelled, and Public Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Public Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Public Warrants desiring to withdraw tendered Public Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Public Warrants. In order to withdraw previously tendered Public Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Public Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Public Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Public Warrant holder who tendered the Public Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Public Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Public Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Public Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Offeror nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4.     PURCHASE OF PUBLIC WARRANTS AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the Offer, we will purchase Public Warrants validly tendered as of the Expiration Date for a purchase price of $1.00 per Public Warrant, representing an aggregate purchase price of up to $20,700,000. In all cases, Public Warrants will only be accepted for purchase pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Offeror will be deemed to have accepted for purchase Public Warrants that are validly tendered and for which tenders are not withdrawn, unless the Offeror gives written notice to the Public Warrant holder of its non-acceptance prior to the Expiration Date.

We will pay for the Public Warrants by authorizing the release of the aggregate purchase price from an escrow account held with CST.

Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Public Warrants in the Offer.

We urge holders of Public Warrants who hold Public Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Public Warrants through their nominee and not directly to the Depositary.

5.     BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning the Company and the Offeror

Pure Acquisition Corp. was incorporated on November 13, 2017 as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses. On April 17, 2018, the Company consummated its IPO, with each Unit consisting of one share of Class A Common Stock and one half of one Public Warrant. The Offeror is a Delaware limited partnership formed to generally acquire oil and gas related assets and to engage in all aspects of the oil and gas industry, primarily in North America, including among other things, the acquisition of securities.

The Offeror’s and the Company’s principal executive offices are located at 421 W. 3rd Street, Suite 1000, Fort Worth, TX 76102. The Offeror’s and the Company’s telephone number is (817) 850-9200.

B. Establishment of Offer Terms

Pursuant to a letter agreement entered into in connection with the IPO, the Sponsor committed to purchase, or have an affiliate purchase, at $1.00 per Public Warrant the 20,700,000 Public Warrants sold as part of the Units issued in the IPO by commencing a tender offer promptly after the occurrence of any filing by the Company of a proxy statement or information statement with respect to a proposed amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Class A Common Stock if the Company does not complete a business combination within 18 months from the closing of the IPO. The Company filed a preliminary proxy statement on Schedule 14A related to such proposed amendment on September 10, 2019.

C. Purpose of the Offer

The Offer is being made to all holders of Public Warrants. The purpose of the Offer is to comply with provisions of a letter agreement entered into between the Company and the Sponsor in connection with the IPO, which contemplated that the Sponsor would conduct or cause an affiliate to conduct the Offer in the event an amendment to the Company’s amended and restated certificate of incorporation was proposed that would affect the substance or timing of the Company’s obligation to redeem 100% of the Class A Common Stock if the Company does not complete a business combination within 18 months from the closing of the IPO. The Sponsor agreed to the Offer recognizing holders of Public Warrants might not wish to continue to hold Public Warrants in the case of such proposed amendment. The Company filed a preliminary proxy statement on Schedule 14A related to such proposed amendment on September 10, 2019.

D. Interests of Directors and Executive Officers

Neither we, or the Company, nor any of the Company’s officers or directors, beneficially own any Public Warrants.

Except as set forth below we have not and, to the best of our knowledge, neither the Offeror, nor have any of its current directors, executive officers, its affiliates or its subsidiaries, engaged in any transactions involving the Public Warrants during the 60-day period prior to the date of this Offer to Purchase.

NONE OF HPEP II, THE DEPOSITARY OR INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF PUBLIC WARRANTS AS TO WHETHER TO EXERCISE SOME OR ALL OF THEIR PUBLIC WARRANTS. EACH HOLDER OF PUBLIC WARRANTS MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO EXERCISE THEIR PUBLIC WARRANTS.

NO LATER THAN TEN BUSINESS DAYS FROM THE DATE OF THIS OFFER TO PURCHASE, THE COMPANY IS REQUIRED BY LAW TO PUBLISH, SEND OR GIVE TO YOU A STATEMENT DISCLOSING WHETHER ITS BOARD OF DIRECTORS EITHER RECOMMENDS ACCEPTANCE OR REJECTION OF THE OFFER, EXPRESSES NO OPINION AND REMAINS NEUTRAL TOWARD THE OFFER OR IS UNABLE TO TAKE A POSITION WITH RESPECT TO THE OFFER. YOU SHOULD CAREFULLY READ THE INFORMATION SET FORTH IN THAT STATEMENT BEFORE YOU TENDER YOUR PUBLIC WARRANTS IN THE OFFER.

E. Plans, Proposals or Negotiations

Except as set forth in this Section 5 and Section 8 hereunder, there are no present plans, proposals or negotiations by the Offeror that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

●	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

●

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●	any class of equity security of the Company being delisted from a national securities exchange;

●	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

●

changes in the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

NONE OF HPEP II, THE DEPOSITARY OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY PUBLIC WARRANTS. EACH HOLDER OF A PUBLIC WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS PUBLIC WARRANTS.

No later than ten business days from the date of this Offer to Purchase, the Company is required by law to publish, send or give to you a statement disclosing whether its board of directors either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer. You should carefully read the information set forth in that statement before you tender your Public Warrants in the Offer.

6.     PRICE RANGE OF PUBLIC WARRANTS

The Public Warrants are listed on the Nasdaq under the symbol PACQW. On September 11, 2019, the last reported sale prices for the Public Warrants was $1.05. The following table sets forth the high and low sales prices for the Public Warrants for the periods shown:

	Public Warrants
	High	Low
	$	$
Fiscal 2018
Second Quarter(1)	1.40	1.10
Third Quarter	1.35	1.28
Fourth Quarter	1.40	1.00
Fiscal 2019
First Quarter	1.24	1.05
Second Quarter	1.27	1.00
Third Quarter(2)	1.17	1.00

(1)	Beginning on May 29, 2018.

(2)	For the period beginning July 1, 2019 and ending September 11, 2019

7.     SOURCE AND AMOUNT OF FUNDS

The Offeror has deposited $20,700,000 in an escrow account with CST, as escrow agent. The Offeror expects to pay the aggregate purchase price by authorizing the release of up to the $20,700,000 previously deposited in escrow account to the Depositary promptly after the Expiration Date.

8.     TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Founder Shares

In connection with the organization of the Company, the Sponsor purchased 10,062,500 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” or “founder shares” and, together with the Class A Common Stock, the “Common Stock”) of the Company. In March 2018, the Sponsor returned an aggregate of 1,437,500 founder shares, which the Company cancelled, leaving an aggregate of 8,625,000 founder shares outstanding. In March 2018, the Sponsor transferred 40,000 founder shares to each of the Company’s three independent director nominees resulting in a total of 120,000 founder shares transferred to the Company’s independent director nominees. In April 2018, the Company effected a stock dividend of 0.2 shares of Class B Common Stock for each outstanding share of Class B Common Stock, resulting in us and independent director nominees holding an aggregate of 10,350,000 founder shares.

Subject to certain limited exceptions, 50% of the founder shares will not be transferred, assigned, sold until the earlier of: (i) one year after the date of the consummation of an initial business combination of the Company or (ii) the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, if any, and the remaining 50% of the founder shares will not be transferred, assigned, sold until one year after the date of the consummation of such business combination, or earlier, in either case, if, subsequent to such business combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all stockholders having the right to exchange their voting common stock for cash, securities or other property.

Private Placement Warrants

At the closing of the IPO, the Sponsor purchased an aggregate of 10,280,000 private placement warrants (the “private placement warrants”) at $1.00 per private placement warrant (for a total purchase price of $10,280,000) from the Company. Each whole private placement warrant entitles the holder to purchase one share of Class A Common Stock at a purchase price of $11.50 per share.  If the Company does not complete a business combination within 18 months from the closing of the IPO, the proceeds from the sale of the private placement warrants will be used to fund a portion of the redemption of the Class A Common Stock (subject to the requirements of applicable law) and the private placement warrants will expire according to their terms. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by us or our permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the private placement warrants until 30 days after the completion of an initial business combination by the Company.

Registration Rights

The Sponsor is entitled registration rights with respect to our private placement warrants and founder shares, pursuant to a registration rights agreement entered into in connection with the IPO. The Sponsor, collectively with holders making up a majority of the holders of these securities, are entitled to make up to three demands for the Company to register such securities. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of Class B Common Stock are to be released from escrow. The holders of a majority of the private placement warrants issued to the Sponsor, the Company’s officers, the Company’s directors or each’s affiliates in payment of working capital loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. In addition, the Sponsor has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s consummation of an initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

9.     CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any Public Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Public Warrants tendered, subject to the rules under the Exchange Act, if:

●

At any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Public Warrants pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

The foregoing is for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

In the event that we terminate the Offer, all Public Warrants tendered by a Public Warrant holder in connection with the Offer will be returned to such Public Warrant holder and the Public Warrants will expire in accordance with their terms and will otherwise remain subject to their original terms, including the redemption provisions.

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Public Warrants previously tendered pursuant to the Offer and not accepted for purchase or withdrawn will remain subject to the Offer and may be accepted thereafter for purchase by us.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the price to be paid for Public Warrants, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to holders of Public Warrants, the Offer will be extended until the expiration of such period for ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Pursuant to Exchange Act Rule 14d-1, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer to Purchase.

10.     MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Holders and Non-U.S. Holders (each as defined below) of Public Warrants. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the Public Warrants that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of the Public Warrants is not described above as a U.S. Holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own the Public Warrants as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our shares;

•	persons that acquired the Public Warrants in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold the Public Warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of the Public Warrants. Additionally, this discussion does not consider the tax treatment of partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass- through entities or persons who hold the Public Warrants through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Public Warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO HOLDERS OF PUBLIC WARRANTS. EACH HOLDER OF PUBLIC WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Non-Participation in the Tender Offer

Public Warrant holders who do not tender any of their Public Warrants in the Offer will not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the consummation of the Offer.

Exchange of Public Warrants Pursuant to the Offer

The exchange of Public Warrants for cash pursuant to the Offer will be a taxable sale of the Public Warrants for U.S. federal income tax purposes. A U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Public Warrants. A U.S. Holder’s adjusted tax basis in the Public Warrants generally will equal the U.S. Holder’s acquisition cost of the Public Warrants, and if the U.S. Holder purchased a Unit consisting of shares of Class A Common Stock and Public Warrants, the cost of such Unit must be allocated between the shares of Class A Common Stock and the Public Warrants that comprised such Unit based on their relative fair market values at the time of the purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Warrants exceeds one year. A U.S. Holder must calculate gain or loss separately for each block of Public Warrants exchanged pursuant to the Offer (generally, Public Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations. Special rules may apply to losses realized by a U.S. Holder upon a taxable disposition of Public Warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities (including shares of Class A Common Stock).

Medicare Contribution Tax

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains from the sale or other taxable disposition of securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their disposition of the Public Warrants.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain or loss attributable to a sale or other disposition of Public Warrants unless such gain or loss is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certainother conditions are met (in which case, any gain from United States sources, such as any gain recognized on a disposition of Public Warrants, generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to the proceeds from sales and other dispositions of Public Warrants by a U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to proceeds from sales and other dispositions of Public Warrants by a U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails to comply with applicable certification requirements.

A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

We will withhold all taxes required to be withheld by law from any amounts otherwise payable to any holder of Public Warrants, including tax withholding required by the backup withholding rules. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

11.     RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase before you decide whether to tender Public Warrants in the Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Purchase, which speak only as of the date of this Offer to Purchase.

There is no guarantee that your decision whether to tender your Public Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a Public Warrant holder may be able to sell its Public Warrants in the future following the completion of the Offer. Certain events following the closing of a potential business combination involving the Company may cause an increase in the prices of the Public Warrants and Class A Common Stock underlying the Public Warrants, each of which could result in a lower value realized now than you might realize in the future had you not agreed to tender your Public Warrants. Similarly, if you do not tender your Public Warrants, you will bear the risk of ownership of your Public Warrants after the Offer, and there can be no assurance that you can sell your Public Warrants in the future for an amount equal to or greater than the purchase price pursuant to the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation. You should carefully review the terms of the Public Warrants and consult your own individual tax and/or financial advisor for assistance on how the tender of your Public Warrants may affect your individual situation. We will also conduct a tender offer to purchase the Public Warrants not purchased in the Offer at such time that the Company announces that it has entered into an agreement to consummate an initial business combination. Further, if the Company is unable to complete a business combination CST will be authorized to transfer $1.00 per whole Public Warrant to each holder of Public Warrants pursuant to an escrow agreement with the Sponsor.

If the Offer is successful, the liquidity of the market for the Public Warrants will be substantially reduced.

If significant number of Public Warrants are purchased in the Offer, the Company may be left with a significantly smaller number of Public Warrant holders following the Offer. As a result, the number of Public Warrants owned by non-affiliate Public Warrant holders and available for trading in the securities markets following the Offer will be reduced, which may reduce the volume of trading in the Public Warrants and may result in lower prices and reduced liquidity in the trading of the Public Warrants.

If HPEP II acquires a significant number of Public Warrants in the Offer, the relative voting power of the Sponsor and its affiliates (including HPEP II) to the Company’s public stockholders on a fully diluted basis will significantly increase.

If the Offer is consummated, the Company’s public stockholders will suffer no dilutive effect as the overall number of outstanding Public Warrants will remain unchanged. However, if HPEP II acquires a significant number of Public Warrants in the Offer, the relative voting power of the Sponsor and its affiliates (including HPEP II) with respect to the Company’s public stockholders on a fully diluted basis will significantly increase based on their greater shareholding on an “as exercised” basis.

12.     THE DEPOSITARY AND THE INFORMATION AGENT

We have retained Continental Stock Transfer & Trust Company, to act as the Depositary, and Morrow Sodali LLC to act as the Information Agent, in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

13.     FEES AND EXPENSES

The Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Public Warrants pursuant to the Offer. Public Warrant holders holding Public Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Public Warrant holders tender Public Warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Public Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

14.     ADDITIONAL INFORMATION; MISCELLANEOUS

The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase is a part. This Offer to Purchase does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Offeror recommends that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and other materials that have been filed by the Company with the SEC before making a decision on whether to accept the Offer, including:

1. The description of the Public Warrants in the Company’s Registration Statement on Form S-1 (File No. 333-223845), originally filed with the Securities and Exchange Commission on March 22, 2018, as thereafter amended and supplemented;

2. Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 8, 2019;

3. Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019, filed with the SEC on April 29, 2019, and July 29, 2019; and

4. The preliminary proxy statement on Schedule 14A, filed with the SEC on September 10, 2019.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

Each person to whom a copy of this Offer to Purchase is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to the Company’s Chief Financial Officer at:

Pure Acquisition Corp.

421 W. 3rd St., Suite 1000

Fort Worth, Texas 76102

Sincerely,

HighPeak Pure Acquisition, LLC

421 W. 3rd Street, Suite 1000

Fort Worth, Texas 76102

The Depositary is Continental Stock Transfer & Trust Company. The Letter of Transmittal and certificates representing Public Warrants, and any other required documents should be sent or delivered by each holder of Public Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

IF DELIVERING BY MAIL, HAND OR COURIER:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
1 State Street- 30th Floor
New York, NY 10004

Attention: Corporate Actions Department

CONFIRM BY TELEPHONE:

Telephone: (917) 262-2378

THE INFORMATION AGENT FOR THE OFFER IS:

470 West Avenue—3rd Floor
Stamford, CT 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage firms, please call: (203) 658-9400
Email: PACQ.info@morrowsodali.com

Any question or request for assistance may be directed to the Information Agent at the address, phone number and email address listed above.

Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the offer may also be directed to the Information Agent.